CONSENT OF STIFEL GMP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-8 Registration Statement of Lithium Americas (Argentina) Corp. (Formerly Lithium Americas Corp.) (the "Form S-8 POS") being filed with the United States Securities and Exchange Commission (the "SEC") of our fairness opinion dated May 15, 2023 (the "Stifel GMP Fairness Opinion") as to the fairness of the consideration receivable under the arrangement agreement dated May 15, 2023 by and between Lithium Americas Corp. and 1397468 B.C. Ltd., from a financial point of view, by Lithium Americas Corp. shareholders appearing in the management information circular attached as exhibit 99.2 of the Form 6-K of Lithium Americas Corp. filed with the SEC on June 26, 2023. We also consent to the inclusion of summaries of the Stifel GMP Fairness Opinion and all references to the Stifel GMP Fairness Opinion in the documents incorporated by reference in the Form S-8 POS.

We also consent to the references to us in the Form S-8 POS and in the documents incorporated by reference therein.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Stifel Nicolaus Canada Inc.
Stifel Nicolaus Canada Inc.
Date: October 6, 2023